Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2009 Earnings and Updates FY 2009 Guidance

SAN DIEGO--(BUSINESS WIRE)--February 17, 2009--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $28.0 million, or 49 cents per diluted share, for the first quarter ended Jan. 18, 2009, compared with earnings from continuing operations of $36.3 million, or 60 cents per diluted share, for the first quarter of fiscal 2008.

As previously announced, in September 2008 the company's board of directors approved plans to sell its Quick Stuff® convenience stores. The results of operations for Quick Stuff are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented.

First quarter FY 2009 highlights

Same-store sales at Jack in the Box® company restaurants increased 1.7 percent in the first quarter on top of a year-ago increase of 1.5 percent.

“Our new Teriyaki Bowls, which were launched in the western U.S. in October, helped drive sales in the quarter, especially in some of our major markets,” Linda A. Lang, chairman and chief executive officer, said. “In addition, we offered a $2.99 Jumbo Deal across the system for the final three weeks of the quarter, which offered guests great value.

“Sales continued to improve in many of our major markets. California, Texas and Las Vegas posted positive same-store sales during the quarter. And although still negative in Phoenix, same-store sales improved versus the prior quarter.”

System same-store sales at Qdoba Mexican Grill® decreased 1.1 percent in the first quarter versus a year-ago increase of 4.5 percent, as the economic environment continued to pressure consumer spending at restaurants with higher check averages.

Consolidated restaurant operating margin was 14.6 percent of sales in the first quarter of 2009 compared with 17.1 percent in the same quarter last year. The company had guided first quarter margin to decline to between 15.0 and 15.5 percent. The 250 basis point reduction in restaurant operating margin versus the prior year was due primarily to higher food and packaging costs, which were nearly 8 percent higher than the same quarter last year. Beef costs were 20 percent higher than last year, as anticipated. Restaurant operating margin was also negatively impacted by higher depreciation resulting from the kitchen enhancement program completed in fiscal 2008 and the ongoing re-image program at Jack in the Box, as well as higher rent and depreciation related to new restaurant development and sales deleverage at Qdoba. Slight increases versus last year in utilities and labor also contributed to the lower restaurant operating margin. Restaurant operating margin is expected to improve for the balance of the fiscal year due primarily to lower food cost inflation and a decline in utilities costs.

SG&A expense was 11.7 percent of revenues in the first quarter compared with 11.6 percent last year. Due to the continued declines in the stock market, losses on the cash surrender value of insurance products used to fund the company's non-qualified retirement plans negatively impacted SG&A by approximately 40 basis points as compared to last year's first quarter.

Despite tight credit markets, the company's refranchising efforts continued on pace with its expectations. Gains on the sale of 29 company-operated Jack in the Box restaurants to franchisees totaled $18.4 million in the first quarter compared with $16.3 million in the year-ago quarter from the sale of 28 restaurants. The restaurants refranchised during the quarter were located in Texas and southern and central California, including the entire Santa Barbara market. The company provided $5.3 million in bridge and mezzanine financing during the quarter to facilitate the closing of two of the three refranchising transactions. The outstanding notes receivable balance related to temporary financing of previous transactions was reduced during the quarter to $1.0 million from $20.0 million owed at the end of the previous quarter. As of the end of the first quarter, notes receivable from franchisees relating to refranchising activity totaled $6.3 million.

The Jack in the Box system is now 39 percent franchised versus 34 percent a year ago. “Refranchising is an important element in our long-term goal to increase the percentage of franchise ownership in the Jack in the Box system to 70 to 80 percent,” Lang said. “We remain on track to evolve our business model to reach our franchise ownership goals by the end of fiscal year 2013.”

The tax rate for the first quarter was 40.0 percent compared with 37.7 percent in the prior year, with the increase due primarily to market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

Restaurant openings and new market expansion

Sixteen new Jack in the Box restaurants opened in the first quarter, including 12 company locations, compared with 10 new restaurants last year, 6 of which were opened by the company. Along with the company opening the first Jack in the Box restaurant in Victoria, Texas, franchisees continued expanding into new contiguous markets during the quarter, opening the first restaurants in Colorado Springs, Colo., and two Texas cities, Abilene and Wichita Falls. The Colorado Springs location set an opening week record with sales of more than $130,000.

“We now expect to open approximately 50 company and franchised Jack in the Box restaurants during the year versus our previous forecast of 40 to 45,” Lang said. “We were able to accelerate the number of Jack in the Box restaurants that we opened in the quarter and continue to have a pipeline of company and franchised sites in various stages of planning and development.”

In the first quarter, 17 Qdoba restaurants opened, including 15 franchised locations, versus 25 new restaurants in the year-ago quarter, 21 of which were franchised. Three of the new franchised restaurants are located in new markets in Delaware and Minnesota. With the opening in Delaware, Qdoba now has a presence in 42 states. In addition, Qdoba made an opportunistic acquisition of 22 franchised locations during the quarter for a total of $6.8 million. The restaurants are located in Michigan and Los Angeles, which the company believes provide good long-term growth potential consistent with its strategic goals.

At Jan. 18, 2009, the company's system total comprised 2,170 Jack in the Box restaurants, including 844 franchised locations, and 470 Qdoba restaurants, including 335 franchised locations.

First quarter FY 2009 initiatives

During the quarter, the company continued to execute its strategic initiative to reinvent the Jack in the Box brand. This initiative is expected to drive sales by offering guests a better restaurant experience than typically found in the QSR segment through menu innovation, enhanced restaurant facilities and improvements in guest service.

Several new items debuted on the Jack in the Box menu in the first quarter, including a new product platform, Teriyaki Bowls. Available in two varieties, each bowl includes steamed rice, broccoli and carrots with a choice of all-white-meat chicken or 100% sirloin steak strips topped with teriyaki sauce. Launched at most of the chain's restaurants in the western U.S. in the first quarter, the Teriyaki Bowls rolled out to the rest of the U.S. on Jan. 29.

Also added to the chain's central and southeastern U.S. markets were two new products that feature a buttery, crispy chicken breast fillet, the Breakfast Homestyle Chicken Biscuit and Homestyle Ranch Chicken Club. The Breakfast Homestyle Chicken Biscuit is made with a warm buttermilk biscuit, and the Homestyle Ranch Chicken Club includes bacon, cheese, green leaf lettuce and sliced tomato topped with ranch sauce and served on a toasted bakery-style bun.

Jack in the Box expanded its line of Real Fruit Smoothies during the quarter by adding a Pomegranate Berry flavor, which is made from a blend of pomegranate, blueberry, red raspberry and cranberry Minute Maid® fruit juices and purees blended with nonfat frozen yogurt.

During the first quarter, Jack in the Box also introduced Mini Churros, crunchy, bite-sized treats with cinnamon sugar filling that are available in 5- and 10-piece serving sizes.

In January, Jack in the Box launched a limited-time value-priced promotion, the $2.99 Jumbo Deal, which featured a trio of classic Jack in the Box favorites -– a Jumbo Jack® hamburger, two tacos and a small order of Natural Cut Fries, all for just $2.99.

A major element of the company's strategic initiative to reinvent the Jack in the Box brand is a comprehensive restaurant re-imaging program. During the first quarter, 8 company restaurants and 30 franchised locations were fully re-imaged, bringing to 924 the total number of restaurants in the system, including new construction, that feature all interior and exterior elements of the program. In November, the company said it would accelerate the systemwide completion of exterior elements of this program by the end of fiscal 2009. Exterior enhancements, including new paint schemes, lighting and landscaping, are now completed at 51 percent of the Jack in the Box system.

Second-quarter FY 2009 initiatives

In addition to rolling out Teriyaki Bowls, the Homestyle Ranch Chicken Club and the Breakfast Homestyle Chicken Biscuit to the remainder of its system in the second quarter, Jack in the Box added to its menu Taco Nachos, a value-priced item that features the chain's famous crunchy tacos topped with cheddar cheese sauce, melted pepper jack cheese and jalapeno slices served with a side of fire-roasted salsa.

Later in the quarter, the company will launch a new product platform with the introduction of Mini Sirloin Burgers. This premium product, which rivals the quality and taste of similar items offered by casual dining restaurants, features a trio of 100% sirloin patties topped with American cheese, grilled onions and ketchup served on bakery-style buns inspired by the flavor of a Hawaiian sweet roll.

Jack in the Box also launched a major brand campaign in the quarter to promote the availability of its full menu, anytime of the day and night. The campaign began with a Super Bowl ad in which the chain's iconic founder, Jack, was hit by a bus and seriously injured, and is continuing with television, online and in-restaurant support. The bus accident ad has been viewed nearly 1 million times on Yahoo! and YouTube, and combined with viral videos and other ads created to support the campaign, the videos have been viewed online more than 2.8 million times. To date, nearly 1 million unique visitors have logged onto a special website created in support of the campaign, www.HangInThereJack.com.

Guidance (from continuing operations)

The following guidance and underlying assumptions reflect the company's current expectations for the second quarter ending April 12, 2009, and fiscal year ending Sept. 27, 2009, in approximate amounts:

Q2 FY 2009 guidance

  Flat to 2 percent same-store sales increase at Jack in the Box company restaurants versus a 0.1 percent decrease in the year-ago quarter.
  Flat to 2 percent same-store sales decrease at Qdoba system restaurants versus a 2.4 percent increase in the year-ago quarter.

Fiscal year 2009 guidance update

  Flat to 2 percent increase in same-store sales at Jack in the Box company restaurants.
  Flat to 2 percent decrease in same-store sales at Qdoba system restaurants.
  Overall commodity costs are expected to moderate through the year, with a full-year increase of 3 to 4 percent.
  Restaurant operating margin for the full year is expected to be approximately 16.0 percent, similar to fiscal year 2008.
  Approximately 50 new Jack in the Box restaurants, including approximately 15 franchised locations.
  60 to 80 new Qdoba restaurants, including 30 to 50 franchised locations.
  $60 to $70 million in gains on the sale of 120-140 Jack in the Box restaurants to franchisees, with $80 to $90 million in cash proceeds resulting from the sales.
  $175 to $185 million in capital expenditures.
  SG&A expense related to continuing operations in the mid-11 percent range.
  Tax rate of approximately 40 percent.
  For guidance purposes, share repurchases are assumed to offset dilution from stock option exercises.
  Diluted earnings per share from continuing operations of $2.00 to $2.20, including franchise gains. Earnings per share guidance from continuing operations excludes the results for Quick Stuff, which contributed 2 cents per diluted share in fiscal 2008, as well as any potential insurance recoveries related to Hurricane Ike.

Conference Call

The company will host a conference call for financial analysts and investors on Wednesday, Feb. 18, 2009, beginning at 8:30 a.m. PST (11:30 a.m. EST). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at www.jackinthebox.com/investors at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the conference-call link on the Jack in the Box Inc. home page for 21 days, beginning at approximately 11:00 a.m. PST on Feb. 18.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation's largest hamburger chains, with more than 2,170 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 470 restaurants in 42 states and the District of Columbia. The company also operates a proprietary chain of 61 convenience stores called Quick Stuff®, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. The company has announced plans to sell its Quick Stuff brand. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company's actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company's annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share data) (Unaudited)

	Sixteen Weeks Ended
	January 18,	January 20,
	2009	2008

Revenues:
Restaurant sales	$628,649	$647,715
Distribution sales	91,523	80,391
Franchised restaurant revenues	56,501	48,891
	776,673	776,997
Operating costs and expenses:
Restaurant costs of sales	213,888	212,763
Restaurant operating costs	323,283	324,512
Distribution costs of sales	90,579	79,910
Franchised restaurant costs	22,129	18,948
Selling, general and administrative expenses	90,779	90,090
Gains on the sale of company-operated restaurants	(18,361)	(16,349)
	722,297	709,874

Earnings from operations	54,376	67,123

Interest expense	8,201	9,077
Interest income	(474)	(251)
Interest expense, net	7,727	8,826

Earnings from continuing operations and before income taxes	46,649	58,297

Income taxes	18,682	21,998

Earnings from continuing operations	27,967	36,299

Earnings (losses) from discontinued operations, net	430	(44)
Net earnings	$28,397	$36,255

Net earnings per share - basic:
Earnings from continuing operations	$0.49	$0.61
Earnings (losses) from discontinued operations	0.01	-
Net earnings per share	$0.50	$0.61

Net earnings per share - diluted:
Earnings from continuing operations	$0.49	$0.60
Earnings (losses) from discontinued operations	-	(0.01)
Net earnings per share	$0.49	$0.59

Weighted-average shares outstanding:
Basic	56,592	59,523
Diluted	57,427	60,938

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	January 18,	September 28,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$21,785	$47,884
Accounts and other receivables, net	49,747	70,290
Inventories	42,966	45,206
Prepaid expenses	23,394	20,061
Deferred income taxes	46,166	46,166
Assets held for sale	125,753	112,994
Other current assets	5,688	7,480
Total current assets	315,499	350,081

Property and equipment, at cost	1,609,395	1,605,497
Less accumulated depreciation and amortization	(662,386)	(662,435)
Property and equipment, net	947,009	943,062
Other assets, net	198,291	205,275
	$1,460,799	$1,498,418

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$12,895	$2,331
Accounts payable	82,507	99,708
Accrued liabilities	202,899	213,631
Total current liabilities	298,301	315,670

Long-term debt, net of current maturities	473,547	516,250

Other long-term liabilities	156,948	161,277

Deferred income taxes	46,540	48,110

Stockholders' equity:
Preferred stock $.01 par value, 15,000,000 authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 authorized, 73,567,550 and 73,506,049 issued, respectively	736	735
Capital in excess of par value	157,568	155,023
Retained earnings	824,054	795,657
Accumulated other comprehensive loss, net	(22,436)	(19,845)
Treasury stock, at cost, 16,726,032 shares	(474,459)	(474,459)
Total stockholders' equity	485,463	457,111
	$1,460,799	$1,498,418

JACK IN THE BOX INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Sixteen Weeks Ended
	January 18,	January 20,
	2009	2008

Cash flows from operating activities:
Net earnings	$28,397	$36,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,681	30,602
Deferred finance cost amortization	478	478
Deferred income taxes	36	(2,979)
Share-based compensation expense awards	2,490	3,120
Pension and postretirement expense	3,768	4,456
Losses on cash surrender value of company-owned life insurance	12,039	5,765
Gains on the sale of company-operated restaurants	(18,361)	(16,349)
Gains on the acquisition of franchise-operated restaurants	(958)	-
Losses on the disposition of property and equipment, net	4,355	5,198
Impairment charges	1,689	1,439
Changes in assets and liabilities, excluding acquisitions and dispositions:
Decrease (increase) in receivables	2,765	(311)
Decrease (increase) in inventories	3,538	(1,871)
Decrease (increase) in prepaid expenses and other current assets	(2,580)	8,863
Decrease in accounts payable	(14,387)	(13,030)
Pension and postretirement contributions	(719)	(3,954)
Decrease in other liabilities	(19,427)	(14,417)
Cash flows provided by operating activities	34,804	43,265

Cash flows from investing activities:
Purchases of property and equipment	(52,796)	(58,011)
Proceeds from the sale of company-operated restaurants	18,620	21,935
Proceeds from (purchase of) assets held for sale and leaseback, net	(14,543)	3,365
Collections on notes receivable	19,602	12
Acquisition of franchise-operated restaurants	(6,760)	-
Other	1,254	(523)
Cash flows used in investing activities	(34,623)	(33,222)

Cash flows from financing activities:
Borrowings on revolving credit facility	42,000	75,000
Repayments of borrowings on revolving credit facility	(73,000)	(72,000)
Principal payments on debt	(1,139)	(1,891)
Proceeds from issuance of common stock	310	4,414
Repurchase of common stock	-	(22,107)
Excess tax benefits from share-based compensation arrangements	59	2,528
Change in book overdraft	5,490	3,708
Cash flows used in financing activities	(26,280)	(10,348)

Net decrease in cash and cash equivalents	(26,099)	(305)
Cash and cash equivalents at beginning of period	47,884	15,702
Cash and cash equivalents at end of period	$21,785	$15,397

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table sets forth, unless otherwise indicated, the percentage relationship to total revenues of certain items included in our consolidated statements of earnings.

	Sixteen Weeks Ended
	January 18,		January 20,
	2009		2008
Statement of Earnings Data:
Revenues:
Restaurant sales	80.9%		83.4%
Distribution sales	11.8%		10.3%
Franchised restaurant revenues	7.3%		6.3%
Total revenues	100.0%		100.0%

Operating costs and expenses:
Restaurant costs of sales(1)	34.0%		32.8%
Restaurant operating costs(1)	51.4%		50.1%
Distribution costs of sales(1)	99.0%		99.4%
Franchised restaurant costs(1)	39.2%		38.8%
Selling, general and administrative expenses	11.7%		11.6%
Gains on sale of company-operated restaurants	(2	.4)%	(2	.1)%
Earnings from operations	7.0%		8.6%

Income tax rate(2)	40.0%		37.7%

(1) As a percentage of the related sales and/or revenues

(2) As a percentage of earnings from continuing operations and before income taxes.

The following table summarizes the changes in the number of company-operated and franchised Jack in the Box and Qdoba restaurants during the quarter:

	Sixteen Weeks Ended January 18, 2009			Sixteen Weeks Ended January 20, 2008
	Company	Franchised	Total	Company	Franchised	Total
Jack in the Box:
Beginning of period	1,346	812	2,158	1,436	696	2,132
New	12	4	16	6	4	10
Franchised	(29)	29	-	(28)	28	-
Closed	(3)	(1)	(4)	(2)	(2)	(4)
End of period	1,326	844	2,170	1,412	726	2,138
% of system	61%	39%	100%	66%	34%	100%
Qdoba:
Beginning of period	111	343	454	90	305	395
New	2	15	17	4	21	25
Acquired	22	(22)	-	-	-	-
Closed	-	(1)	(1)	-	(6)	(6)
End of period	135	335	470	94	320	414
% of system	29%	71%	100%	23%	77%	100%

Consolidated:
Total system	1,461	1,179	2,640	1,506	1,046	2,552
% of system	55%	45%	100%	59%	41%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291